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                                                                       EXHIBIT 5

                              BUCHANAN INGERSOLL
                                   Attorneys
                             500 College Road East
                              Princeton, NJ  08540

                                 February 12, 1998


DSET Corporation
1011 US Highway 22
Bridgewater, New Jersey 08807

Gentlemen:

     In connection with the Registration Statement on Form S-1, as amended (Registration No. 333-43827) (the "Registration Statement"), filed by DSET Corporation, a New Jersey corporation (the "Company"), under the Securities Act of 1933, as amended, relating to the initial public offering of an aggregate of up to 4,025,000 shares of the Company's Common Stock, no par value, of which (a) 2,500,000 shares will be purchased by the underwriters from the Company which shall sell such shares from its treasury; (b) 1,000,000 shares will be purchased by the underwriters from certain existing securityholders of the Company (the "Selling Shareholders"); and (c) up to 525,000 shares may be purchased by the underwriters from certain Selling Shareholders, if the underwriters exercise the option granted to them to cover over-allotments (collectively, the "Shares"), we, as counsel for the Company and the Selling Shareholders, have examined such corporate records, other documents, and questions of law as we have considered necessary or appropriate for the purposes of this opinion.

     Upon the basis of such examination, we advise you that in our opinion:

     (i) the Shares to be sold by the Company from its treasury have been duly and validly authorized and, when sold in the manner contemplated by the underwriting agreement (the "Underwriting Agreement") filed as an exhibit to the Registration Statement and upon receipt by the Company of payment therefor as provided in the Underwriting Agreement, will be legally issued, fully paid and non-assessable; and

     (ii) the Shares to be sold by the Selling Shareholders pursuant to the Underwriting Agreement are, or upon the due exercise of certain options or conversion of shares of Series A Preferred Stock in accordance with the terms thereof, as applicable, will be, duly and validly authorized, legally issued, fully paid and non-assessable.

     We consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to this firm under the caption "Legal Matters" in the Prospectus contained therein.

                                  Very truly yours,

                                  /s/ Buchanan Ingersoll